[LOGO]

FOR IMMEDIATE RELEASE

April 3, 2012

Company:	Dominion

Contacts:
Media:	Ryan Frazier, (804) 819-2521, c.ryan.frazier@dom.com
Analysts:	Nathan Frost, (804) 819-2187, nathan.j.frost@dom.com

DOMINION SCHEDULES FIRST-QUARTER EARNINGS CONFERENCE CALL
AND RELEASES FIRST-QUARTER WEATHER IMPACT

• 2012 annual operating earnings guidance affirmed
• First-quarter weather impact estimated at $0.10 to $0.11 per share
• First-quarter operating earnings results expected near the bottom of guidance range

RICHMOND, Va. – Dominion (NYSE:D) will host its first-quarter earnings conference call at 10 a.m. EDT on Thursday, April 26.  Dominion management will discuss its first quarter financial results, including the effect of significantly warmer than normal weather, and other matters of interest to the financial community.

Weather across our service area in the first quarter was the warmest in the 100 plus years of recorded data with heating degree days approximately 26 percent below normal.  The impact of the mild weather is estimated at about $0.10 to $0.11 per share.  First quarter operating earnings are now expected to be near the bottom of the guidance range of $0.85 to $1.00 per share.  Management still expects full-year 2012 operating earnings to be between $3.10 and $3.35 per share.

Domestic callers should dial (866) 710-0179. The passcode for the conference call is “Dominion.”  International callers should dial (334) 323-9872.  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and the Earnings Release Kit will be available on the company’s investor information page at www.dom.com/investors.

A replay of the conference call will be available beginning about 1 p.m. EDT April 26 and lasting until 11 p.m. EDT May 3.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-7226.  The PIN for the replay is 54864071.  Additionally, a replay of the webcast will be available on the company’s investor information page by the end of the day April 26.

In providing its first-quarter and full-year 2012 operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings.  At this time, Dominion management is not able to estimate the aggregate impact, if any, of these items on reported earnings.  Accordingly, the company is not able to provide a corresponding GAAP equivalent to its operating earnings guidance.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 27,500 megawatts of generation, 11,000 miles of natural gas transmission, gathering and storage pipeline and 6,300 miles of electric transmission lines.  Dominion operates the nation's largest natural gas storage system with 947 billion cubic feet of storage capacity and serves retail energy customers in 15 states. For more information about Dominion, visit the company's website at www.dom.com.

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